UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 15, 2017 (May 12, 2017)

TENNECO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS	60045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 12, 2017, Tenneco Inc. (“Tenneco”) completed a refinancing of its senior credit facility by entering into an amendment and restatement of that facility. The Fifth Amended and Restated Credit Agreement, dated as of May 12, 2017, among Tenneco and Tenneco Automotive Operating Company Inc. (“TAOC”), as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (the “Amended and Restated Credit Facility”) enhances Tenneco’s financial flexibility by increasing the size and extending the term of its revolving credit facility and term loan facility. The Amended and Restated Credit Agreement also adds foreign currency borrowing capability and permits the joinder of foreign and domestic subsidiaries of Tenneco as borrowers under the revolving credit facility in the future.

The Amended and Restated Credit Facility consists of a $1.60 billion revolving credit facility and a $400 million term loan A facility, which replace Tenneco’s former $1.20 billion revolving credit facility and $264 million term loan A facility, respectively. Both Tenneco and TAOC are borrowers under the revolving credit facility, and TAOC is the sole borrower under the term loan A facility. Drawings under the revolving credit facility may be in U.S. dollars, Pounds Sterling or Euros.

The Amended and Restated Credit Facility remains secured by substantially all of Tenneco’s domestic assets and pledges of up to 66 percent of the stock of certain first-tier foreign subsidiaries, as well as guarantees by Tenneco’s material domestic subsidiaries. If any foreign subsidiary of Tenneco is added to the revolving credit facility as a borrower, the obligations of such foreign borrower will be secured by the assets of such foreign borrower, and also will be secured by the assets of, and guaranteed by, the domestic borrowers and domestic guarantors as well as certain foreign subsidiaries of Tenneco in the chain of ownership of such foreign borrower.

The revolving credit facility and the term loan A facility will each mature on May 12, 2022. The term loan A facility is payable in 20 consecutive quarterly installments, commencing September 30, 2017, with 5% being paid in each of the first two years, 7.5% in the third year, 10% in the fourth year and 72.5% in the final year. Proceeds from the new term loan A and revolving credit facilities will be used to refinance the loans outstanding under the prior senior credit facility, to pay fees and expenses relating to the refinancing transaction and for general corporate purposes.

Initially, the borrowers will continue to pay LIBOR plus 1.75% on borrowings under the revolving credit facility and the term loan A facility. The interest rates payable under the Amended and Restated Credit Facility continue to be subject to change if Tenneco’s consolidated net leverage ratio changes.

Tenneco expects to incur total fees and expenses of approximately $9 million in connection with the amendment and restatement. Those fees and expenses will be capitalized and amortized over the term of the credit facility. In addition, Tenneco expects to record approximately $1 million in non-recurring pre-tax charges related to refinancing the senior credit facility in the second quarter of 2017.

The Amended and Restated Credit Facility continues to include customary provisions that could require all amounts due thereunder to become due and payable, either automatically or at the option of the lenders, if Tenneco fails to comply with the terms of the Amended and Restated Credit Facility or if other customary events occur. The Amended and Restated Credit Facility does not contain any terms that could accelerate the payment of it or affect pricing under it as a result of a credit rating change.

Copies of the Fifth Amended and Restated Credit Agreement and the related Amended and Restated Guarantee and Collateral Agreement are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The descriptions and provisions of the Amended and Restated Credit Facility set forth above are summaries only, are not necessarily complete and are qualified in their entirety by reference to the full and complete terms contained in the Fifth Amended and Restated Credit Agreement, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information under Item 1.01 is incorporated herein by reference.

ITEM 8.01	OTHER EVENTS.

On May 15, 2017, Tenneco Inc. issued a press release announcing the amendment and restatement of its senior credit facility. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description

4.1	Fifth Amended and Restated Credit Agreement, dated as of May 12, 2017, among Tenneco Inc., Tenneco Automotive Operating Company Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto

4.2	Amended and Restated Guarantee and Collateral Agreement, dated as of May 12, 2017 (amending and restating the Guarantee and Collateral Agreement dated as of December 8, 2014, as previously amended and amended and restated), among Tenneco Inc., various of its subsidiaries and JPMorgan Chase Bank, N.A., as administrative agent

99.1	Press release dated May 15, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date:	May 15, 2017	By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel
and Corporate Secretary